Royal Energy Resources, Inc.

Code of Financial and Business Ethics for Directors, Officers, and Employees

Royal Energy Resources, Inc. (the “Company”) is committed to conducting business according to the highest ethical standards and in accordance with a code of business conduct which all directors, officers, and employees of the Company (each, a “Team Member” and collectively, the “Team Members”) understand and appreciate as being part of the core values of the Company. This document (this “Code”) summarizes the basic principles of honest and ethical behavior and conduct that we share as Team Members, including:

1.	ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
2.	full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed with the Securities and Exchange Commission by the Company and in other public communications that the Company makes;
3.	compliance with applicable laws and governmental rules and regulations;
4.	prompt internal reporting to an appropriate person or persons identified herein of violations of this Code; and,
5.	accountability for adherence to this Code.

We are committed to ethical and legally compliant operations. Where you have any doubt whether a situation or action is ethical or legal, raise the issue with your supervisor or the General Counsel of the Company.

It is the responsibility of each Team Member to report, in accordance with the Company’s Accounting Complaints Policy, improper or questionable accounting or auditing practices whenever such practices come to his or her attention. None of the Company’s funds or assets shall be used for any unlawful or improper purpose.

Each director, officer and employee shall receive a copy of this Code and sign a certification acknowledging receipt of this Code.

Certification

I have read and understand the Code of Financial and Business Ethics (the “Code”) of Royal Energy Resources, Inc. I agree that I will comply with the policies and procedures set forth in the Code.

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